Exhibit 99.1

FOR IMMEDIATE RELEASE
August 3, 2011

Investor Contact: Paul Blalock
604.608.2692 x 118
paul.blalock@walterenergy.com

Media Contact: Michael A. Monahan
205.745.2628
michael.monahan@walterenergy.com

WALTER ENERGY ANNOUNCES SECOND QUARTER 2011 RESULTS

•                  Sells Record 2.7 Million Metric Tons of Metallurgical Coal; Up 73.6 Percent

•                  Generates GAAP Earnings per Share of $1.71; $2.36 per Diluted Share When Adjusted for Purchase Accounting and One-Time Charges

•                  Achieves Record Quarterly Consolidated Revenues of $773.0 Million from Continuing Operations, 88.3 Percent Increase From Second Quarter 2010

•                  Delivers 37.8 Percent EBITDA Growth to $267.6 Million

•                  Anticipates Second Half 2011 Metallurgical Coal Sales of Approximately 5.9 Million Metric Tons

•                  Expects 50 Percent Annual Metallurgical Coal Sales Volume Expansion by end of  2013

(Birmingham, Ala.) — Walter Energy (NYSE: WLT) (TSX: WLT), the world’s leading, publicly traded “pure play” producer of metallurgical coal for the global steel industry, today announced net income of $107.4 million for the quarter ended June 30, 2011 compared to $116.2 million in the second quarter 2010. Diluted earnings per share of $1.71 in the second quarter 2011 compares to earnings of $2.16 in the same period last year. Results for the prior-year period exclude results from the Company’s Western Coal Corp. (“Western”) and North River Mine operations, as these were not acquired until the second quarter 2011. Western had operations in Canada, the United Kingdom and West Virginia. The North River Mine is located in Alabama.

The acquisitions completed in this quarter of Western and the North River Mine resulted in the allocations of cost to acquired property, mineral interests and inventories in amounts in excess of the historical cost value of these assets. Depreciation and depletion of these costs, and the costs included in acquired inventories sold during the quarter, net of tax, totaled $44.2 million, partially offset by a $15.0 million, net of tax, gain on the initial investment in Western in the first quarter 2011. Non-recurring costs associated with the acquisitions incurred during the quarter amounted to $11.8 million, net of tax. Adjusted net income was $148.4 million, or $2.36 per diluted share after excluding the above-described costs.

“Walter Energy continues to execute on its long-term strategic plan to grow its met coal production base, highlighted by the acquisition of Western in April and our execution of lease agreements on 68 million metric tons of Blue Creek coal reserves in May,” said Joe Leonard, interim chief executive officer. “Those initiatives are beginning to show positive results as we increased met coal sales to a record 2.7 million metric tons in the quarter, and we expect to grow total met coal sales volumes by an additional 50 percent by the end of 2013. In addition, we have further organic and bolt-on growth opportunities in our pipeline to continue increasing and diversifying our metallurgical coal production footprint over the course of this decade to carry on our outstanding track record of creating value for our shareholders.”

“During the quarter, we experienced difficult geology in Alabama and weather-related challenges at both our Alabama and Northeast British Columbia operations, which adversely affected production and sales results. We are putting these production issues behind us and expect to finish 2011 with second half met coal sales of approximately 5.9 million metric tons.”

Segment Presentation

The Company is reporting results in three segments. The U.S. Operations segment includes Walter Energy’s historical Underground Mining, Surface Mining and Walter Coke operating segments as well as the West Virginia mining operations acquired through the acquisition of Western on April 1, 2011 and, since May 7, 2011, the North River Mine. The Canadian and U.K. Operations segment includes mining operations in northeast British Columbia (Canada) and in South Wales (United Kingdom). These operations were also acquired through the acquisition of Western. The Other segment primarily includes corporate expenses.

Second Quarter 2011 Consolidated Financial and Operating Results

Consolidated revenues for the second quarter 2011 totaled $773.0 million, an 88.3 percent increase over the prior-year period. Revenue improvements were generated primarily by the addition of the Canada, West Virginia, U.K. and North River operations, and higher average metallurgical coal pricing at the U.S. operations.

Operating income totaled $153.6 million for the quarter compared to $170.2 million in the prior-year period. Operating income was lower than in the prior year, primarily as a result of the one-time charges mentioned above and higher per ton production costs, partially offset by operating income from the Canada, West Virginia and U.K. operations.

EBITDA for the second quarter 2011 was $267.6 million, compared to $194.1 million in the second quarter 2010. EBITDA improved in the current period primarily as a result of higher earnings acquired through the acquisition of Western and a gain in the value of the initial stock investment in Western acquired by the Company on January 20, 2011.

Walter Energy sold a record 2.7 million metric tons of metallurgical coal compared to 1.5 million metric tons of metallurgical coal sold in the previous year. Total metallurgical coal production volumes improved 58.7 percent to 2.5 million metric tons compared to the second quarter 2010. The increases in sales and production were primarily the result of tons from the Canada, West Virginia and Wales operations.

U.S. Operations

The U.S. Operations segment reported revenues of $506.9 million in the second quarter 2011, compared to $410.0 million in the prior-year period. Operating income was $168.7 million, down $13.4 million from the prior-year period. Revenues were higher primarily due to the addition of the West Virginia and North River mining operations and higher average metallurgical coal selling prices, partially offset by lower sales volumes from the underground Alabama operations. Operating income was lower primarily due to higher cost per ton associated with lower metallurgical production volumes in Alabama and increased freight expense, partially offset by higher average metallurgical coal pricing.

Metallurgical coal sales volumes from the U.S. operations totaled 1.5 million metric tons in the second quarter 2011, essentially even with the prior-year period. Sales volumes in the current period were constrained by metallurgical coal availability resulting from production impacts related to a geological ‘squeeze’ at Mine No. 7 and issues related to the April 27 Alabama tornadoes. Second quarter 2011 metallurgical coal sales prices at the U.S. operations averaged $236.37 per metric ton, up from $213.13 per metric ton in the prior-year period. Average pricing improvements were primarily the result of higher average second quarter contract pricing, partially offset by sales of 706,000 carryover tons with lower first quarter pricing in the current period. U.S. Operations produced 1.6 million metric tons of metallurgical coal in the quarter, up 4.7 percent from the second quarter 2010, as the addition of metallurgical coal production from West Virginia more than offset the impacts of production issues in Alabama. U.S. production costs were $75.16 per metric ton, up 13.2 percent from the second quarter 2010, primarily as a result of lower production volumes from the Alabama underground operations.

Canadian and U.K. Operations

The Company’s Canadian and U.K. Operations segment reported operating income of $12.4 million for the second quarter 2011 on revenues of $265.6 million. Operating income was adversely impacted by the purchase accounting adjustments described previously.

This segment sold 1.1 million metric tons of metallurgical coal in the second quarter 2011 at an average sales price of $231.54 per metric ton. The Canadian and U.K. Operations segment produced 0.9 million metric tons of metallurgical coal in the quarter at an average cost of $137.35 per metric ton. Challenging weather conditions and permit delays in Northeast British Columbia impacted sales and production volumes, as well as production costs, in the quarter. The permits have subsequently been received.

Other

The Other segment reported $15.6 million in higher operating losses from the prior-year period, primarily due to Western and North River acquisition costs.

Liquidity and Capital Expenditures

At June 30, 2011, the Company had available liquidity of approximately $424.0 million, consisting of cash, cash equivalents and marketable securities of $134.2 million, plus $289.7 million available under the Company’s $375 million revolver.

Capital expenditures for the quarter were $92.1 million, compared to $30.7 million for the second quarter last year. The increase in capital spending in the second quarter was primarily related to the expansion of the Canadian operations, with $51.7 million in spending at the Canadian and U.K. operations and $13.9 million in additional spending at the U.S. operations compared to the prior year.

Business Outlook

The Company anticipates second half 2011 metallurgical coal sales of approximately 5.9 million metric tons. Going forward, the Company expects annual metallurgical coal sales volume to grow by approximately 50 percent by the end of 2013.

Use of Non-GAAP Measures

This release contains the use of certain non-GAAP (U.S. Generally Accepted Accounting Principles) measures such as “adjusted earnings per diluted share” and “adjusted net income” as well as EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). These non-GAAP measures are provided as supplemental to, and not as replacement of nor equal to, financial measures prepared in accordance with GAAP. Management feels that these non-GAAP measures provide additional insights into the performance of the Company that they believe are helpful to investors and they reflect how management analyzes Company performance and compares that performance against other Companies. A reconciliation of non-GAAP to GAAP measures is provided in the financial section of this release.

Conference Call Web Cast

Interim Chief Executive Officer Joe Leonard, President — U.S. Operations Walt Scheller, President — Canadian and U.K. Operations Neil Winkelmann, Chief Accounting Officer Robert Kerley and other members of the Company’s leadership team will discuss Walter Energy’s second quarter results, its outlook and other general business matters during a conference call and live Web cast to be held Thursday, August 4, 2011, at 9 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure play” metallurgical coal producer for the global steel industry. The Company also produces thermal coal and industrial coal, anthracite,  metallurgical coke and coal bed methane gas. The Company has strategic access to high-growth steel markets in Asia, South America and Europe. Walter Energy employs approximately 4,400 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit the company website at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2010 Annual Report on Form 10-K and subsequent filings with the SEC which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

- WLT -

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the three months
	ended June 30,
	2011 (1)	2010
Revenues:
Sales	$766,716	$405,709
Miscellaneous income	6,284	4,913
	773,000	410,622

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	462,061	184,086
Depreciation and depletion	89,426	23,885
Selling, general and administrative (2)	57,521	22,057
Postretirement benefits	10,343	10,361
	619,351	240,389

Operating income	153,649	170,233
Interest expense	(32,047)	(4,164)
Interest income	160	277
Other income (3)	24,503	—
Income from continuing operations before income taxes	146,265	166,346
Income tax expense	38,907	50,236
Income from continuing operations	107,358	116,110
Discontinued operations (4)	—	53
Net income	$107,358	$116,163

Basic income per share:
Income from continuing operations	$1.72	$2.18
Discontinued operations	—	—

Net income	$1.72	$2.18

Weighted average number of shares outstanding (5)	62,312,691	53,363,356

Diluted income per share:
Income from continuing operations	$1.71	$2.16
Discontinued operations	—	—

Net income	$1.71	$2.16

Weighted average number of diluted shares outstanding (5)	62,706,063	53,869,762

(1)   Includes the results of Western since the date of acquisition of April 1, 2011 as well as the effect of related purchase accounting as detailed within the Supplemental Information exhibits.

(2)   The 2011 second quarter includes $7.2 million of costs associated with the acquisition of Western.

(3)   The 2011 second quarter includes a gain recognized on April 1, 2011 of $20.6 million as a result of remeasuring to fair value Western shares acquired from Audley Capital in January 2011 .

(4)   Discontinued operations includes the results of our closed Homebuilding and Kodiak operations for the second quarter 2010.

(5)   The 2011 second quarter weighted average number of shares outstanding includes the issuance of 8,951,558 common shares on April 1, 2011 in connection with the acquisition of Western.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the six months
	ended June 30,
	2011 (1)	2010
Revenues:
Sales	$1,173,291	$713,819
Miscellaneous income	8,443	8,852
	1,181,734	722,671

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	680,521	373,597
Depreciation and depletion	117,784	46,054
Selling, general and administrative (2)	89,403	40,750
Postretirement benefits	20,610	20,730
	908,318	481,131

Operating income	273,416	241,540
Interest expense	(35,603)	(8,941)
Interest income	316	458
Other income (3)	24,503	—
Income from continuing operations before income taxes	262,632	233,057
Income tax expense	73,461	74,252
Income from continuing operations	189,171	158,805
Discontinued operations (4)	—	(1,091)
Net income	$189,171	$157,714

Basic income per share:
Income from continuing operations	$3.24	$2.98
Discontinued operations	—	(0.02)

Net income	$3.24	$2.96

Weighted average number of shares outstanding (5)	58,389,805	53,365,768

Diluted income per share:
Income from continuing operations	$3.22	$2.94
Discontinued operations	—	(0.02)

Net income	$3.22	$2.92

Weighted average number of diluted shares outstanding (5)	58,759,784	53,949,123

(1)	Includes the results of Western since the date of acquisition of April 1, 2011 as well as the effect of related purchase accounting as detailed within the Supplemental Information exhibits.

(2)	The 2011 period includes $17.1 million of costs associated with the acquisition of Western.

(3)	The 2011 period includes a gain recognized on April 1, 2011 of $20.6 million as a result of remeasuring to fair value Western shares acquired from Audley Capital in January 2011.

(4)	Discontinued operations includes the results of our closed Homebuilding and Kodiak operations for the 2010 period.

(5)	The 2011 period weighted average number of shares outstanding includes the issuance of 8,951,558 common shares on April 1, 2011 in connection with the acquisition of Western.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010

REVENUES: (1)
U.S. Operations	$506,852	$410,034	$914,788	$721,305
Canadian and U.K. Operations	265,575	—	265,575	—
Other	573	588	1,371	1,366
Revenues	$773,000	$410,622	$1,181,734	$722,671

OPERATING INCOME (LOSS): (1)
U.S. Operations	$168,671	$182,067	$307,644	$261,492
Canadian and U.K. Operations	12,448	—	12,448	—
Other (2)	(27,470)	(11,834)	(46,676)	(19,952)
Operating income	$153,649	$170,233	$273,416	$241,540

DEPRECIATION AND DEPLETION: (1)
U.S. Operations	$39,269	$23,798	$67,438	$45,890
Canadian and U.K. Operations	49,965	—	49,965	—
Other	192	87	381	164
Depreciation and Depletion	$89,426	$23,885	$117,784	$46,054

CAPITAL EXPENDITURES: (1)
U.S. Operations	$40,684	$26,784	$84,820	$40,861
Canadian and U.K. Operations	51,699	—	51,699	—
Other	(259)	3,919	(102)	4,179
Capital Expenditures	$92,124	$30,703	$136,417	$45,040

(1)          Beginning in the second quarter of 2011 the Company reports all operations located in the U.S. under the U.S. Operations segment which includes Walter Energy’s historical operating segments of Underground Mining, Surface Mining and Walter Coke along with the West Virginia mining operations acquired through the acquisition of Western on April 1, 2011. The Company reports its mining operations located in northeast British Columbia (Canada) and South Wales (United Kingdom), both acquired through the Western Coal acquisition, under the Canadian and U.K. Operations segment. The Other segment primarily includes corporate expenses.

(2)          Amounts for the three and six months ended June 30, 2011 include $7.2 million and $17.1 million, respectively, of costs associated with the April 1, 2011 acquisition of Western.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2011 (1)	2010	2011 (1)	2010
Operating Data (per metric ton):

U.S. Operations:

Metallurgical Coal
Tons of coal sold (in thousands)	1,549	1,542	3,036	3,156
Average selling price per ton	$236.37	$213.13	$224.97	$175.94
Tons of coal produced (in thousands)	1,648	1,574	3,148	3,133
Coal production costs per ton (2)	$75.16	$66.37	$75.77	$65.24

Thermal Coal
Tons of coal sold (in thousands)	1,014	288	1,335	573
Average selling price per ton	$73.69	$80.82	$78.73	$82.68
Tons of coal produced (in thousands)	881	275	1,150	532
Coal production costs per ton (2)	$63.15	$77.17	$67.43	$70.18

Canadian and U.K. Operations:

Metallurgical Coal
Tons of coal sold (in thousands)	1,128	—	1,128	—
Average selling price per ton	$231.54	$—	$231.54	$—
Tons of coal produced (in thousands)	850	—	850	—
Coal production costs per ton (2)	$137.35	$—	$137.35	$—

Combined Mining Operations:

Tons of metallurgical coal sold (in thousands) (3)	2,677	1,542	4,164	3,156
Tons of metallurgical coal produced (in thousands) (3)	2,498	1,574	3,998	3,133
Tons of thermal coal sold (in thousands) (3)	1,033	288	1,354	573
Tons of thermal coal produced (in thousands) (3)	906	275	1,175	532

(1) Includes results of Western since  the date of acquisition, April 1, 2011.

(2) Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include depletion of mineral interests, Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

(3) Combined mining operations include thermal coal tons sold of 19,000 and 25,000 produced from the Canadian and U.K. Operations segment for the three and six month periods ended June 30, 2011.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
	June 30,	December 31,
	2011 (1) (2)	2010
ASSETS
Cash and cash equivalents	$134,211	$293,410
Receivables, net	332,512	143,238
Inventories	200,885	97,631
Deferred income taxes	46,338	62,371
Prepaid expenses	67,909	28,179
Investments	70,060	—
Other current assets	47,209	10,710
Total current assets	899,124	635,539
Mineral interests, net	4,393,313	17,305
Property, plant and equipment, net	1,453,112	772,696
Deferred income taxes	—	149,520
Goodwill	251,035	—
Other long-term assets	153,766	82,705
TOTAL ASSETS	$7,150,350	$1,657,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$81,976	$13,903
Accounts payable	134,162	70,692
Accrued expenses	217,836	52,399
Accumulated postretirement benefits obligation	25,379	24,753
Other current liabilities	42,844	32,100
Total current liabilities	502,197	193,847
Long-term debt	2,386,769	154,570
Deferred income taxes	1,409,412	—
Accumulated postretirement benefits obligation	463,917	451,348
Other long-term liabilities	363,030	262,934
TOTAL LIABILITIES	5,125,325	1,062,699
STOCKHOLDERS’ EQUITY	2,025,025	595,066
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,150,350	$1,657,765

(1)   Includes accounts of Western acquired on April 1, 2011. The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. A full and detailed valuation of the assets and liabilities is being completed and certain information and analysis remains pending at this time. Accordingly, the allocation is preliminary and is expected to change as additional information becomes available and is assessed by the Company. The impact of such changes may be material.

(2)   In January 2011, we acquired approximately 25.3 million common shares of Western from funds advised by Audley Capital for $293.7 million in cash.  On April 1, 2011 we acquired the remaining common shares of Western for $3.4 billion, funded through $2.2 billion in long-term debt and the issue of approximately 9.0 million common shares of Walter Energy, Inc. valued at $1.2 billion.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2011

($ in thousands)

Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Retained	Comprehensive
	Total	Stock	Par Value	Income	Earnings	Loss

Balance at December 31, 2010	$595,066	$531	$355,540		$411,383	$(172,388)

Comprehensive income:
Net income	189,171			$189,171	189,171
Other comprehensive income, net of tax:
Change in pension and postretirement benefit plans	6,234			6,234		6,234
Change in unrealized loss on investment	(4,494)			(4,494)		(4,494)
Change in unrealized loss on hedges	(713)			(713)		(713)
Change in foreign currency translation adjustment	(1,101)			(1,101)		(1,101)
Comprehensive income				$189,097

Stock issued upon the exercise of stock options	5,924	3	5,921
Dividends paid, $0.25 per share	(14,434)				(14,434)
Stock-based compensation	5,328		5,328
Excess tax benefit from stock-based compensation arrangements	8,780		8,780
Issuance of common stock in connection with the Western acquisition	1,224,126	90	1,224,036
Replacement stock options and warrants issued in connection with the Western acquisition	16,302	—	16,302
Other	(5,164)	—	(5,164)
Balance at June 30, 2011	$2,025,025	$624	$1,610,743		$586,120	$(172,462)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the six months ended June 30,
	2011 (1)	2010

OPERATING ACTIVITIES
Net income	$189,171	$157,714
Loss from discontinued operations	—	1,091
Income from continuing operations	189,171	158,805

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Depreciation and depletion	117,784	46,054
Deferred income tax	(14,840)	73,108
Gain on investment in Western Coal Corp.	(20,553)	—
Other	27,521	5,485

Decrease (increase) in assets, net of effect of business acquisitions:
Receivables	(61,301)	(65,865)
Inventories	14,660	19,562
Other current assets	30	4,555
Increase (decrease) in liabilities, net of effect of business acquisitions:
Accounts payable	(29,612)	18,879
Accrued expenses and other current liabilities	36,769	98
Cash flows provided by operating activities	259,629	260,681

INVESTING ACTIVITIES
Additions to property, plant and equipment	(136,417)	(45,040)
Acquisition of Western Coal Corp., net of cash acquired	(2,432,693)	—
Acquisition of HighMount Exploration & Production Alabama, LLC	—	(209,964)
Other	5,286	(5,236)
Cash flows used in investing activities	(2,563,824)	(260,240)

FINANCING ACTIVITIES
Proceeds from issuance of debt	2,350,000	—
Borrowings under revolving credit agreement	41,461	—
Repayments on revolving credit agreement	(20,725)	—
Retirements of debt	(153,310)	(8,727)
Dividends paid	(14,434)	(12,044)
Purchases of stock under stock repurchase program	—	(53,543)
Debt issuance costs	(80,027)	—
Other	21,496	5,953
Cash flows provided by (used in) financing activities	2,144,461	(68,361)
Cash flows used in continuing operations	(159,734)	(67,920)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows used in operating activities	—	(4,735)
Cash flows provided by investing activities	—	2,294
Cash flows provided by (used in) financing activities	—	—
Cash flows used in discontinued operations	—	(2,441)

Net decrease in cash and cash equivalents	$(159,734)	$(70,361)

Cash and cash equivalents at beginning of period	$293,410	$165,279
Add: Cash and cash equivalents of discontinued operations at beginning of period	535	1,254
Net decrease in cash and cash equivalents	(159,734)	(70,361)
Less: Cash and cash equivalents of discontinued operations at end of period	—	470
Cash and cash equivalents at end of period	$134,211	$95,702

(1) Includes the results of Western since the date of acquisition, April 1, 2011.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

RECONCILIATION OF EBITDA TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months ended		For the six months ended
	June 30,		June 30,
($ in thousands)	2011	2010	2011	2010

Net income	$107,358	$116,163	$189,171	$157,714
Add interest expense	32,047	4,164	35,603	8,941
Less interest income	(160)	(277)	(316)	(458)
Add income tax expense	38,907	50,236	73,461	74,252
Add depreciation and depletion expense	89,426	23,885	117,784	46,054
(Income) loss from discontinued operations	—	(53)	—	1,091
Earnings from continuing operations before interest, income taxes, and depreciation and depletion (EBITDA) (1)	$267,578	$194,118	$415,703	$287,594

RECONCILIATION OF ADJUSTED NET INCOME AND EARNINGS PER SHARE TO AMOUNTS REPORTED UNDER US GAAP:

	For the three	Impact on
	months ended	Fully Diluted
	June 30, 2011	Earnings
	($ in millions)	Per Share
Net income	$107.4	$1.71

Adjustments for purchase accounting and other one-time items (net of tax):
Add increased depreciation and depletion on acquisition costs allocated to property and mineral interests in excess of historical costs	27.2	0.43
Add acquisition costs allocated to inventories acquired and sold in the period in excess of historical costs	17.0	0.27
Add acquisition and integration costs	8.1	0.13
Less gain on investment in Western shares	(15.0)	(0.24)
Add other non-recurring corporate expenses	3.7	0.06
Total adjustments	41.0	0.65

Adjusted net income and adjusted diluted earnings per share (2)	$148.4	$2.36

Weighted average number of diluted shares outstanding		62,706,063

(1)               EBITDA is defined as earnings from continuing operations before interest expense, interest income, income taxes, and depreciation and depletion expense.  EBITDA is a financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP.  We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs.  EBITDA may not be comparable to similarly titled measures used by other entities.

(2)               Adjusted net income and adjusted diluted earnings per share are financial measures which are not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that these measure are useful as some investors and analysts look to compare our current quarter results against those of past quarters and those of other companies to help evaluate our overall operating results.